EXHIBIT 2

Schedule A

This Schedule sets forth information with respect to each purchase and sale of Common Shares which were effectuated by Saba Capital during the past sixty days.  All transactions were effectuated in the open market through a broker.

Trade Date	Buy/Sell	Shares	Price
12/16/2024	Buy	84,693	5.86
12/18/2024	Buy	39,262	5.78
12/19/2024	Buy	52,125	5.67
12/20/2024	Buy	28,739	5.66
12/23/2024	Buy	54,540	5.66
12/24/2024	Buy	76,293	5.65
12/26/2024	Buy	2,375	5.67
12/30/2024	Buy	49,699	5.70
12/31/2024	Buy	1,110	5.72
1/2/2025	Buy	300	5.74
1/3/2025	Buy	7,783	5.76
1/6/2025	Buy	64,359	5.74
1/7/2025	Buy	2,848	5.75
1/8/2025	Buy	500	5.74
1/14/2025	Buy	38,856	5.53
2/4/2025	Buy	100,300	5.81